ACQUISITION AGREEMENT

by and between

Healthy Extracts Inc.

a Nevada corporation,

and

Healthy Extracts Canada Inc.

a British Columbia corporation,

on the one hand

and

Adli Gummies Inc.

an Ontario corporation,

and its Shareholders

on the other hand

Dated May 15, 2026

ACQUISITION AGREEMENT

This Acquisition Agreement (this “Agreement”) is entered into on May 15, 2026 (the “Effective Date”) by and between Healthy Extracts Inc., a Nevada corporation (“Healthy Extracts”), and Healthy Extracts Canada Inc., a British Columbia corporation (“HE Canada”), on the one hand, and Adli Gummies Inc., an Ontario corporation (“Adli”), and each of the shareholders on the signature page hereof (each a “Shareholder” and collectively the “Shareholders”), on the other hand. Healthy Extracts, HE Canada, Adli, and the Shareholders shall each be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Exhibit A.

RECITALS

WHEREAS, the Shareholders are the record and beneficial owners of all the issued and outstanding equity securities of all classes of Adli, as more fully set forth in Exhibit B (the “Adli Shares”);

WHEREAS, HE Canada is a wholly-owned subsidiary of Healthy Extracts;

WHEREAS, Healthy Extracts desires to acquire all of the Adli Shares from the Shareholders into HE Canada pursuant to the terms and conditions of this Agreement, such that Adli will become a wholly-owned subsidiary of HE Canada.

NOW THEREFORE, in consideration of the premises and respective mutual agreements, covenants, representations and warranties herein contained, it is agreed between the Parties as follows:

ARTICLE 1

ACQUISITION OF ADLI SHARES; PURCHASE PRICE

1.1Acquisition of Adli Shares. At the Closing (as defined in Article 4), the Shareholders will sell to HE Canada, and HE Canada and Healthy Extracts will purchase from the Shareholders, the Adli Shares.

1.2Purchase Price. The Purchase Price for the Adli Shares (the “Purchase Price”) is as follows:

1.2.1Six Hundred Twenty-Nine Thousand Dollars ($629,000) payable in the form of a Secured Promissory Note issued by Healthy Extracts to the Shareholders, in the form attached hereto as Exhibit C (the “Secured Shareholder Note”);

1.2.2One Hundred Sixty-Five Thousand Dollars ($165,000), representing Adli’s repayment of the shareholder loan made by it to Hefter, payable in the form of a Secured Promissory Note issued by Healthy Extracts to Hefter, in the form attached hereto as Exhibit D (the “Secured Hefter Note”); and

1.2.3three million (3,000,000) shares of common stock of HE Canada and Healthy Extracts, issued to the Shareholders in the amounts and as set forth in Exhibit B attached hereto (the “Healthy Extracts Shares”).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF ADLI AND THE SHAREHOLDERS

2.1Representations and Warranties of Adli and Hefter. To induce Healthy Extracts and HE Canada to enter into this Agreement and to consummate the transactions contemplated hereby, Adli and Shareholder Aaron Hefter (“Hefter”), jointly and severally, hereby represent and warrant as of the date hereof and as of the Closing Date, as follows:

2.1.1Corporate Existence and Authority of Adli. Adli is a corporation duly organized and validly existing under the laws of the Province of Ontario. Adli has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Adli is in good standing with the Province of Ontario and each jurisdiction where it conducts its Business or in which it is required to be duly licensed or qualified to conduct business. Schedule 2.1.1 sets forth each jurisdiction in which the Company is licensed or qualified to conduct its Business. True and correct copies of Adli’s Organizational Documents have been made available to Healthy Extracts.

2.1.2Capitalization of Adli; Shareholder Agreements. The authorized equity securities of Adli consists of an unlimited number of shares of common stock, some of which are designated as Class A Shares (Voting) and some of which are designated as Class B Shares (Non-Voting). As of the Closing, there are 459,200,000 shares of Class A Shares (Voting) issued and outstanding, and 39,800,000 shares of Class B Shares (Non-Voting) issued and outstanding, all as set forth on Exhibit B. There are currently no options to purchase equity securities of Adli. No other equity securities of Adli are issued and outstanding. All of the issued and outstanding equity securities have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. Other than as set forth in this Section 2.1.2 and Exhibit B, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by Adli which provide for the purchase, issuance, or transfer of any securities of Adli, nor are there any outstanding securities granted or issued by Adli that are convertible into any equity securities of Adli, and none are authorized. Adli is not obligated or committed to purchase, redeem or otherwise acquire any of its equity securities. All presently exercisable voting rights in Adli are vested exclusively in its outstanding equity securities. Each share of Class A Shares (Voting) is entitled to one (1) vote on every matter that comes before the shareholders of Adli, and the Class B Shares (Non-Voting) have no voting rights. There are no voting trusts or other voting arrangements with respect to any of Adli’s equity securities. Schedule 2.1.2 sets forth all agreements between Adli and any Shareholder.

2.1.3Subsidiaries. Adli does not have any Subsidiaries.

2.1.4Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify, or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, operating agreement, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law, or any other restriction of any kind to which Adli or a Shareholder is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement, or business of Adli or a Shareholder; (c) violate any law, rule or regulation of any federal or provincial regulatory agency; or (d) permit any federal or provincial regulatory agency to impose any restrictions or limitations of any nature on Adli or a Shareholder.

2.1.5Taxes. Except as set forth in Schedule 2.1.5:

(a)Adli has timely filed all Tax returns required to be filed by applicable law, and all Taxes, assessments, fees, penalties, interest and other governmental charges with respect to Adli which have become due and payable on the date hereof have been paid in full, and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

(b)there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Adli, nor are there any actions, suits, proceedings, investigations, or claims now pending against Adli in respect to any Tax or assessment, or any matters under discussion with any federal, provincial, local, or foreign authority relating to any Taxes or assessments, or any claims for additional Taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional Taxes or assessments against Adli;

(c)the consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional Taxes on or assessments against Adli; and

(d)Adli has complied in all respects with all laws relating to Taxes, and all Tax returns filed by Adli were true, complete, and correct in all respects.

2.1.6Disputes and Litigation. (a) There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, or to the Knowledge of Adli or Hefter threatened against or affecting Adli or any of its properties, assets, or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, provincial, local, foreign, or other governmental department, commission, board, bureau, agency, or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations, or ordinances which affect or could affect Adli or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment, or award by any court, arbitrator or governmental body against or affecting Adli or any of its properties, assets, or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or to the Knowledge of Adli or Hefter threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any shareholder or director of Adli or any such person’s heirs, executors, or administrators as against Adli.

2.1.7Compliance with Laws. Adli: (a) has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, provincial, local, foreign, and other Laws, rules and regulations; and (b) has filed all returns, reports, and other documents and furnished all information required or requested by any federal, provincial, local, or foreign governmental agency and all such returns, reports, documents, and information so provided are true and complete in all respects. All permits, licenses, orders, franchises, and approvals of all federal, provincial, local, or foreign governmental or regulatory bodies required of Adli for the conduct of its Business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises, and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency, or continuance of any such permit, license, order, franchise, or approval. Such permits, licenses, orders, franchises, and approvals are valid and sufficient for all activities presently carried on by Adli.

2.1.8Guaranties. Adli has not guaranteed any dividend, obligation, or indebtedness of any person or entity; nor has any person or entity guaranteed any dividend, obligation, or indebtedness of Adli.

2.1.9Books and Records. Adli keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of Adli contain records of its director and shareholder meetings and of action taken by such directors and shareholders. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.

2.1.10Leases. Except as set forth in Schedule 2.1.10, Adli is not a party to or otherwise obligated under any lease or rental agreements for land, buildings, minerals, office or warehouse space.

2.1.11Liabilities. Schedule 2.1.11 sets forth the Liabilities of Adli as of the Closing Date.

2.1.12Financial Statements; Undisclosed Liabilities.

(a)Attached to Schedule 2.1.12 are the following financial statements of Adli (the “Financial Statements”): (i) Adli’s balance sheet and related statements of income as of and for the calendar years ended December 31, 2024 and 2025.

(b)The Financial Statements have been prepared by Adli and fairly and accurately present the financial condition of Adli. The financial statement policies of Adli have been consistently applied for all periods represented by the Financial Statements. Adli’s books and records are complete and correct and accurately reflect all of the assets, Liabilities, transactions, and results of operations of Adli, and the Financial Statements have been prepared and presented based upon and in conformity therewith.

(c)Except as set forth on Schedule 2.1.11, Adli does not have any Liabilities except Liabilities (i) reflected on the face of the Financial Statements (rather than in the notes thereto), or (ii) incurred since the date of the Financial Statements in the Ordinary Course of Business, which are of the same general nature and amount as those set forth on the face of the previous Financial Statements (other than any Liabilities resulting from, arising out of, relating to, in the nature of, or caused by any breach by Adli of contract, breach of warranty, tort, infringement or violation of Law).

2.1.13Absence of Certain Developments. Since January 1, 2026, no event, change, fact, condition or circumstance has occurred or arisen that has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1.13, since January 1, 2026, Adli has not:

(a)incurred any Indebtedness;

(b)mortgaged, pledged, or subjected any of its assets to any Liens;

(c)sold, assigned, transferred, leased, or licensed any assets;

(d)sold, assigned, or transferred any Adli Intellectual Property;

(e)disclosed any trade secret information that is material to the Business except subject to confidentiality obligations that are valid and binding on the recipient;

(f)suffered any extraordinary Losses or waived any rights of material value, whether or not covered by insurance;

(g)issued any of its equity securities, securities convertible into its equity securities, or warrants, options, or other rights to acquire its equity securities;

(h)made any capital investment in, or any loan to, any other Person;

(i)made any capital expenditures or commitments therefore;

(j)(i) made any change in, established, adopted, or terminated any benefit plan, labor, or collective bargaining agreement or trust or fund, (ii) made any material changes in wages, salary, or other compensation, or granted or paid any material bonus, benefit, or other direct or indirect compensation, in each case, with respect to its current or former officers, employees, or consultants, (iii) changed the terms of employment for any employee, or (iv) accelerated the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(k)entered into any Contract, whether written or oral, providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor, or other basis;

(l)declared or made any payment or distribution of cash or other property to shareholders of Adli with respect to its equity securities, or purchased or redeemed any of its equity securities;

(m)paid, loaned, or advanced any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other transactions with, any of its Affiliates or Insiders, or made any loan to, or entered into any other transaction with, any of its managers, directors or officers;

(n)made any change in its accounting or Tax reporting principles, methods, or policies;

(o)(i) made, changed, or revoked any Tax election or settled or compromised any Tax claim or Liability or entered into a settlement or compromise, (ii) prepared or filed any income or other Tax Return unless such Tax Return will have been prepared or filed in a manner consistent with past practice, (iii) filed any amended Tax Return, (iv) entered into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, or (v) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other similar action would have the effect of increasing the Liability for Taxes of

Adli for any period ending after the Closing Date or decreasing any Tax attribute of Healthy Extracts otherwise existing on the Closing Date;

(p)made any change in how it conducted its billing or collection of receivables, and payment of trade payables;

(q)entered into any customer Contracts;

(r)terminated, or were provided notice of termination by a third party, of any Contract or permit;

(s)engaged in any promotional sale or discount or other activity with any customer that has, or would reasonably be expected to have, the effect of materially accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(t)amended the Organizational Documents of Adli;

(u)purchased, leased, or otherwise obtained the right to own, use, or lease any property or assets for an amount in excess of Twenty-Five Thousand Dollars ($25,000), except for purchases of inventory or supplies in the Ordinary Course of Business; or

(v)agreed to do any of the foregoing or any action or omission that could result in any of the foregoing.

2.1.14Title to Assets; Sufficiency. Adli has good and marketable title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business and as reflected on the Financial Statements or acquired since the date thereof. The tangible personal property used in the conduct of the Business and as reflected on the Financial Statements or acquired since the date thereof, is free and clear of all Liens, and will be free and clear of all Liens at the Closing. All items of tangible personal property owned or leased by Adli are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted. The assets (real, personal, tangible, and intangible) owned or leased by Adli constitute all of those assets necessary to conduct the Business as presently conducted. The assets (real, personal, tangible, and intangible) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by Adli prior to the Closing Date.

2.1.15Material Contracts.

(a)Except for the Contracts listed on, or required to be listed on, Schedule 2.1.15(a), (collectively, the “Material Contracts”) Adli is not a party to nor is Adli, or any of Adli’s assets, bound by any written or oral:

(i)Contract for the acquisition or sale of any securities or any substantial portion of the assets or business of, or to, any other Person whether pending or completed within the last five years;

(ii)Contract (or group of related Contracts) for the purchase or sale of supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services;

(iii)Contract, other than leases for tangible property (real or personal) or leases relating to equipment, relating to the lease or license of any assets of Adli, including Adli Intellectual Property agreements (and including all customer license and maintenance agreements);

(iv)any lease or rental agreements for land, buildings, minerals, office or warehouse space;

(v)Contract under which Adli is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment, or otherwise in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vi)agreement or Contract for the employment of any Person on a full-time, part-time, consulting or other basis, or agreement or Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement;

(vii)collective bargaining agreement or Contract with any labor union or works council;

(viii)pension, profit sharing, stock option, employee stock purchase, equity, equity-based compensation, or other similar plan or arrangement providing for deferred or other compensation to employees or any other benefit plan, arrangement, or practice, whether formal or informal;

(ix)indenture, mortgage, note, loan agreement, material equipment financing agreement, installment obligation, or other Contract, agreement, or instrument relating to Indebtedness;

(x)Contract that, by its terms, contains exclusivity or non-competition restrictions that materially restrict the ability of Adli to compete in any geographical area or business, or to compete with any Person, or has or could have the effect of materially prohibiting or impairing any acquisition of property (tangible or intangible) by Adli;

(xi)Contract or agreement with any Affiliate of Adli or any Shareholder;

(xii)Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption, or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities, or Indebtedness of any other Person;

(xiii)distribution (where Adli acts as distributor, sales representative, dealer, or reseller), or other similar Contract of Adli;

(xiv)agency, franchise, advertising, revenue sharing, alliance, joint venture, marketing, or similar Contract of Adli;

(xv)lease or Contract under which Adli is (A) a lessee of or holds or operates any tangible personal property owned by any other Person, or (B) a lessor of or permits any other Person to hold or operate any tangible property (real or personal) owned by Adli;

(xvi)Contracts that obligate Adli to provide best pricing to any third party, exclusively purchase goods or services from any third party, or includes minimum purchase requirements from or sale requirements to any third party;

(xvii)Contract for capital expenditures;

(xviii)any confidentiality, secrecy, or non-disclosure agreement;

(xix)agreement or Contract providing for the development of any Software, technology or Intellectual Property for Adli;

(xx)agreement or Contract under which Adli is currently providing support or maintenance;

(xxi)agreement or Contract relating to grant of any license, sublicense, right to use, covenant not to be sued, option, right of first refusal, right of first offer, right to developments, or other similar right with respect to any Intellectual Property;

(xxii)agreement or Contract with any manager, director, officer, or key management personnel of Adli; and

(xxiii)any other Contract that individually, or collectively with related Contracts, represents any portion of Adli’s revenue or is otherwise material to the Business.

(b)Adli has performed all obligations required to be performed by it to date under the Material Contracts, and there are no material defaults, to the Knowledge of Adli or Hefter, by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice, or both, would constitute a material default by Adli or any counterparty under any such Material Contract, including the consummation of the transactions contemplated by this Agreement.

(c)Except as listed on Schedule 2.1.15(c), no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party or Government Entity in order to preserve for Adli the benefits of the Material Contracts after the consummation of the transactions contemplated by this Agreement.

(d)Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement, except that the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar Laws relating to or affecting rights of creditors and general equitable principles.

(e)With respect to each Material Contract, Adli has not received notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel, defer performance of, terminate, or rely on any force majeure or similar provisions of any Material Contract.

2.1.16Intellectual Property Rights.

(a)All of the registered Intellectual Property and pending applications for registration of Intellectual Property, as well as all material unregistered Trademarks and Software owned by Adli and used in the conduct of the Business (the “Adli Intellectual Property”) are set forth on Schedule 2.1.16(a), which such schedule lists (i) the owner of record for each such item, (ii) the jurisdictions in which each such item has been issued, registered, or in which any such application for such issuance and registration has been filed, (iii) the registration or application number and date, as applicable, and (iv) the prosecution status.

(b)(i) Adli solely and exclusively owns and possesses all right, title, and interest in and to Adli Intellectual Property; (ii) the Adli Intellectual Property is valid, enforceable, and subsisting, and with respect to registered Intellectual Property, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in Canada or foreign jurisdictions, as the case may be, for purposes of maintaining such Adli Intellectual Property in full force and effect; (iii) neither Adli, nor the conduct of the Business, has infringed, misappropriated, or caused a conflict with the asserted rights of the Intellectual Property of any other Person, or are infringing, misappropriating, or causing a conflict with the asserted rights of the Intellectual Property of any other Person, and no claim is pending or threatened to that effect; (iv) no Person has infringed, misappropriated, or otherwise caused a conflict with the rights of Adli with respect to Adli Intellectual Property, or is infringing, misappropriating, or causing a conflict with the rights of Adli with respect to Adli Intellectual Property, and Adli has not asserted any claims relating to, or made any offer for license related to, such activity against any Person; (v) Adli has not sold, licensed, leased, assigned, or otherwise transferred Adli Intellectual Property to any Person; and (vi) none of Adli Intellectual Property is subject to any restrictions or limitations (including any orders, judgments, decrees, stipulations, or settlement agreements) regarding ownership, use, or enforcement of Adli Intellectual Property.

(c)Adli is not a party, or otherwise bound, by any Contracts that relate to Intellectual Property, including any Contracts (i) under which Adli has granted or agreed to grant to any other Person any license, covenant, release, immunity, or other right that applies to or reasonably could be expected to affect any Adli Intellectual Property other than distributor and customer Contracts entered into in the Ordinary Course of Business on Adli’s standard form, or (ii) under which any other Person has granted or agreed to grant to Adli any license, covenant, release, immunity, or other right with respect to Intellectual Property (such Contracts under (i) and (ii) above collectively, the “Adli Intellectual Property Agreements”).

(d)All employees engaged by Adli who contributed to the discovery or development of any of Adli Intellectual Property did so either (i) within the scope of his or her employment, or (ii) pursuant to written agreements assigning all Intellectual Property arising therefrom to Adli. None of the activities of the employees of Adli on behalf of Adli violates any agreement or arrangement which any such employees have with former employers. All consultants, independent contractors, or other third parties who contributed to the discovery or development of any of Adli Intellectual Property assigned all applicable Intellectual Property fully and irrevocably to Adli pursuant to a written agreement.

(e)Adli has no products or service offerings that have been sold, licensed, distributed, supported or otherwise disposed of at any time from January 1, 2022, or earlier to the extent Adli has any rights or obligations with respect thereto. The identities of any products or service offerings that have been sold, licensed, distributed, supported, or otherwise disposed of by Adli for which Adli currently provides support or maintenance are set forth on Schedule 2.1.16(e).

(f)Adli does not have any obligations to develop any Software, content, technology or other Intellectual Property for any third party. Adli has taken all commercially reasonable measures to protect the confidentiality of all trade secrets and Confidential Information included in Adli Intellectual Property. Each current and former employee, independent contractor, consultant or manufacturer of Adli or any other Person who has or had access to any Adli Intellectual Property, has executed a written agreement with reasonable confidentiality and non-use protections for Adli’s trade secrets and Confidential Information. No such Person is or is suspected to be in violation of any material term of such agreement. No Confidential Information that is material to the Business as currently conducted or any trade secret has been disclosed or authorized to be disclosed to any Person, other than pursuant to a written non-disclosure agreement or similar instrument.

2.1.17Insurance. Schedule 2.1.17 contains a list of each insurance policy, bond, or other form of insurance maintained by Adli (the “Insurance Policies”). There have been no claims made by Adli against the Insurance Policies since January 1, 2022, including without limitation claims regarding worker’s compensation and employers liability, business interruption, civil authority, all-risk, business auto, commercial coverage life and accidental death and dismemberment, short term disability and group long term disability insurance policies, and Adli has not been informed that coverage has been questioned, denied, or disputed by the underwriters of such policies with respect to any such claims. All Insurance Policies are in full force and effect, and Adli is not in default with respect to its obligations under any of the Insurance Policies. No written notice of cancellation or termination has been received by Adli with respect to any of the Insurance Policies.

2.1.18Compliance with Laws; Permits. Adli is, and has been, in material compliance with all applicable Laws, including without limitation all Laws related to or regarding COVID-19. Adli holds all permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Government Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 2.1.18. Adli has complied with and is in compliance with the terms and conditions of such Permits. Adli has not received any notices that it is in violation of any of the terms or conditions of such Permits. No loss or expiration of any such Permit is pending or, to the Knowledge of Adli or Hefter, threatened, other than expiration in accordance with the terms thereof. The Permits owned or used by Adli immediately prior to the Closing will remain available for use on the same terms and conditions immediately subsequent to the Closing.

2.1.19Related Party Transactions. Except as set forth in Schedule 2.1.19, Adli is not a party to any Related Party Transaction and Adli has not been a party to any Related Party Transaction.

2.1.20Compensation of and Contracts with Employees; Accrued Liabilities. Schedule 2.1.20 sets forth a correct and complete list of all employees and consultants of Adli as of the date hereof (including any employee on furlough and/or temporary layoff status), and sets forth for each such individual the following: (a) name, (b) title or position (including whether full or part-time), (c) hire date, (d) current annual base compensation rate, (e) commission, bonus or other incentive-based compensation, and (f) the rate and amount of such compensation paid to each such employee through March 31, 2026. Except as set forth on Schedule 2.1.20, there have been no changes in such compensation since January 1, 2024, in each case including bonuses and other compensation and fringe benefits. The employment relationship between Adli and each employee is employment “at will”, and Adli may terminate such employment relationship at any time for any reason with or without notice. Schedule 2.1.20 lists any employee handbook and/or personnel manuals that in any way affect the employees of Adli, correct and complete copies of which have been given to Healthy Extracts. Any individual performing services for Adli who has been classified as an independent contractor, as an employee of some other entity whose services are leased to Adli, or as any other nonemployee category, has been correctly so classified and is in fact not a common law employee of Adli. Except as set forth on Schedule 2.1.20, no employees are out on a leave of absence (whether related to furlough, disability, under applicable Laws relating to medical or family leave, or otherwise).

2.1.21Employment Matters.

(a)Adli is not a party to any collective bargaining agreement covering any employee, and no union or association of employees has been certified or recognized as the collective bargaining representative of any employees or has attempted to engage in negotiations regarding terms and conditions of employment of such employees. No unfair labor practice charge, work stoppage, picketing, or other such activity relating to labor matters of Adli is pending. There are no current or, to the Knowledge of Adli or Hefter, threatened attempts to organize or establish any labor union or employee association to represent any employees.

(b)Adli is in material compliance with all requirements of all applicable Laws governing employment and employee relations, including Laws relating to employment discrimination, civil rights, equal pay, wages, hours and benefits, leaves of absences (including any COVID-19 related leave Laws), collective bargaining and labor relations, occupational safety and health (including any COVID-19 related guidance and requirements), workers’ compensation, immigration, or the withholding and payment of income, Canada Pension Plan (CPP), employment insurance or similar Taxes, and any similar Laws of any foreign jurisdiction. No suits, charges, or administrative proceedings relating to any such Laws or regulation are pending, and, to the Knowledge of Adli or Hefter, no suit, charge, or administrative investigation alleging a violation of any such applicable Law has been threatened.

(c)Adli is in material compliance with all applicable requirements of applicable immigration Laws, including but not limited to the Immigration and Refugee Protection Act, and has in its files properly completed materials evidencing each employee’s lawful eligibility to work in Canada to the extent required to be maintained by Adli by applicable Law.

(d)No employee or independent contractor of Adli is subject to any restrictive covenant or any other obligation for the benefit of any third party that adversely affects the ability of such employee or independent contractor to perform his or her duties with Adli.

2.1.22Benefit Plans. Schedule 2.1.22 hereto contains a true and complete list as of the date hereof of each retirement, supplemental retirement, deferred compensation, executive compensation, employment, consulting, bonus, incentive, compensation, stock purchase, employee stock ownership, equity or equity-based, severance, retention, salary continuation, vacation or sick pay policy, termination, change in control, employee loan, medical, welfare, retiree medical or life insurance, disability, death benefit, group insurance, hospitalization, educational, employee assistance, fringe benefit and all other employee benefit plans, policies, agreements, programs or arrangements, whether or not subject to any benefit plan laws or regulations, whether formal or informal, oral or written, which Adli maintains, sponsors or contributes to or with respect to which Adli has any direct or indirect present or future Liability (collectively, the “Benefit Plans”).

(a)True and correct copies of each Benefit Plan has been made available to Health Extracts, including all amendments thereto, and including (i) each contract relating to any Benefit Plan (including trust agreements, funding agreements, service provider agreements, or similar), (ii) the most recent summary plan description or document of a similar purpose for each Benefit Plan, (iii) written summaries of all non-written Benefit Plans, (iv) to the extent applicable, any determination letter, notice, or other document issued by any governmental entity with respect to any Benefit Plan.

(b)Each Benefit Plan has been established, maintained, operated, and administered in all material respects in accordance with its terms and in compliance with applicable Law.

(c)Each Benefit Plan has been fully funded, and each contribution or other payment that is required to have been accrued or made to, under, or with respect to any Benefit Plan has been duly accrued on the Financial Statements or made on a timely basis.

(d)There are no claims or proceedings (other than routine claims for benefits) pending or, to the Knowledge of Adli or Hefter, threatened with respect to any Benefit Plan or the assets of any Benefit Plan (or any related trust, plan sponsor, administrator, or fiduciary) and no event has occurred and no condition exists that would be reasonably likely to give rise to any such claims or proceedings. No event has occurred and no condition exists that would be reasonably likely to subject Adli to any Tax, fine, lien or penalty (civil or otherwise) imposed by applicable Law.

(e)Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor, officer, director or other service provider of Adli, (ii) accelerate the time of payment, funding or vesting of any benefits to any current or former employee, contractor, officer, director or other service provider of an Adli, (iii) increase the amount of compensation or benefits due any current or former employee, officer, director, contractor or other service provider or (iv) limit the right to merge, amend or terminate any Benefit Plan (except any limitations imposed by applicable Law, if any).

2.1.23Financial Accounts and Authority. Schedule 2.1.23 hereto contains a true and complete list as of the date hereof of all banks, trust companies, and financial institutions in which Adli maintains accounts or safe deposit vaults, each account number, and the names of all Persons authorized to draw thereon. There are no outstanding powers of attorney executed on behalf of Adli.

2.1.24Brokerage and Finder’s Fees. Except for the advisory fees payable by the Shareholders to IJW & Co., Ltd. in connection with the transactions contemplated by this Agreement, neither Adli nor Hefter have incurred, nor will they incur any brokerage, finders’, or similar fee in connection with the transactions contemplated by this Agreement.

2.2Representations and Warranties of the Shareholders. To induce Healthy Extracts and HE Canada to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders (including Hefter), and each of them, severally but not jointly, hereby represent and warrant as of the date hereof and as of the Closing Date, as follows:

2.2.1Authority of Shareholders; Transfer of Adli Shares. The Shareholders have the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of the Shareholders. The Shareholders shall transfer title in and to the Adli Shares to Healthy Extracts free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent, other than restrictions imposed by federal and provincial securities laws.

2.2.2Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify, or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation or organization, operating agreement, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law, or any other restriction of any kind to which a Shareholder is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement, or business of a Shareholder; (c) violate any law, rule or regulation of any federal or provincial regulatory agency; or (d) permit any federal or provincial regulatory agency to impose any restrictions or limitations of any nature on a Shareholder.

2.2.3Access to Information. The Shareholders acknowledge that they have been furnished with such financial and other information concerning Healthy Extracts, the directors and officers of Healthy Extracts, and the business and proposed business of Healthy Extracts and HE Canada as they consider necessary in connection with their investment in the Healthy Extracts Shares. The Shareholders have also had an opportunity to review Healthy Extracts’ periodic reports with the U.S. Securities and Exchange Commission (the “Commission”). As a result, the Shareholders are thoroughly familiar with the proposed business, operations, properties and financial condition of Healthy Extracts and HE Canada and have discussed with officers of Healthy Extracts any questions they may have had with respect thereto.

2.2.4The Shareholders understand:

(a)The risks involved in this investment, including the speculative nature of the investment;

(b)The financial hazards involved in this investment, including the risk of losing the Shareholder’s entire investment;

(c)The lack of liquidity and restrictions on transfers of the Securities; and

(d)The tax consequences of this investment.

The Shareholders have consulted with their own legal, accounting, tax, investment and other advisers with respect to the tax treatment the transactions contemplated by this Agreement.

2.2.5Shares Part of Private Placement. The Shareholders have been advised that the Healthy Extracts Shares have not been registered under the Securities Act, applicable Canadian registration, or qualified under the securities law of any state or Canada, on the ground, among others, that no distribution or public offering of the Healthy Extracts Shares is to be effected and the Healthy Extracts Shares will be issued by Healthy Extracts in connection with an exemption set forth in Rule 506 of Regulation D as promulgated by the Commission under the Securities Act, and under any applicable Canadian and state blue sky authority. The Shareholders understand that Healthy Extracts and HE Canada is relying in part on the Shareholders’ representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Shareholders’ representations, the Shareholders have in mind merely acquiring the Healthy Extracts Shares for resale on the occurrence or nonoccurrence of some predetermined event. The Shareholders have no such intention.

2.2.6Further Limitations on Disposition. The Shareholders acknowledge that the shares of common stock of Healthy Extracts making up part of the Healthy Extracts Shares are restricted securities under Rule 144 of the Act. Therefore, the certificates to be issued by Healthy Extracts to the Shareholders on Closing reflecting the ownership interest in the shares will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, the Shareholders further agree not to make any disposition of all or any portion of the shares of common stock of Healthy Extracts making up part of the Healthy Extracts Shares unless and until:

(a)There is then in effect a Registration Statement under the Securities Act of 1933 (the “Act”) covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(b)There is an available exemption from the registration requirements of the Act and they shall have furnished Healthy Extracts with an opinion of counsel, reasonably satisfactory to Healthy Extracts, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such stockholder to a partner (or retired partner) of the stockholder, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof and as long as the consent of Healthy Extracts is obtained.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HEALTHY EXTRACTS

3.1Representations and Warranties of Healthy Extracts. To induce Adli and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Healthy Extracts represents and warrants, as of the date hereof and as of the Closing Date, as follows:

3.1.1Corporate Existence and Authority of Healthy Extracts and HE Canada. Healthy Extracts is a corporation duly organized and validly existing under the laws of the State of Nevada. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. Healthy Extracts is in good standing with the State of Nevada.

HE Canada is a corporation duly organized and validly existing under the laws of British Columbia. It has all requisite corporate power, franchises, licenses, permits, and authority to own its properties and assets and to carry on its business as it has been and is being conducted. HE Canada is in good standing with British Columbia.

3.1.2Capitalization of Healthy Extracts and HE Canada. The authorized equity securities of Healthy Extracts consists of fifty million (50,000,000) shares of common stock and seventy-five million (75,000,000) shares of preferred stock. There are 16,890,868 shares of common stock issued and outstanding. There are no shares of preferred stock issued and outstanding. There are currently options and warrants outstanding to acquire 116,013 shares of our common stock at a weighted average exercise price of $7.22 per share. No other equity interests of Healthy Extracts are issued and outstanding. All of the issued and outstanding equity interests have been duly and validly issued in accordance and compliance with all applicable Laws, rules, and regulations and are fully paid and nonassessable. Other than as set forth herein, there are no options, warrants, rights, calls, commitments, plans, contracts, or other agreements of any character granted or issued by Healthy Extracts which provide for the purchase, issuance or transfer of any equity interests of Healthy Extracts, nor are there any outstanding securities granted or issued by Healthy Extracts that are convertible into the equity securities of Healthy Extracts, and none are authorized. Healthy Extracts is not obligated or committed to purchase, redeem or otherwise acquire any of its equity securities. Each share of Healthy Extracts common stock is entitled to one (1) vote on every matter that comes before its shareholders, and there are no voting trusts or other voting arrangements with respect to any of Healthy Extracts’ equity securities. True and correct copies of Healthy Extracts’ Organizational Documents have been made available to Adli and the Shareholders.

The authorized equity securities of HE Canada consists of 100 shares of Class A common stock and 2,159,520 shares of Class B common stock. There are 100 shares of Class A common stock issued and outstanding and held by Healthy Extracts. There are no shares of Class B common stock issued and outstanding. There are no options, warrants, or other convertible securities outstanding that are convertible into securities of HE Canada. Each share of Class B common stock, when issued to Hefter, will be exchangeable for one (1) share of common stock of Healthy Extracts pursuant to the terms of the Exchange Agreement (defined elsewhere in this Agreement).

3.1.3Healthy Extracts Shares. Upon their issuance, the Healthy Extracts Shares will be validly issued, fully paid and nonassessable, will not violate any preemptive rights, rights of first refusal, or any other rights granted by Healthy Extracts, will be issued in compliance with all applicable federal and state securities laws, and will be free of any

Liens or encumbrances; provided, however, that the Healthy Extracts Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed. On or prior to the Closing, three million (3,000,000) shares of outstanding common stock held by Healthy Extracts’ largest shareholder shall be cancelled, such that the Healthy Extracts Shares (including the shares of common stock of Healthy Extracts issuable upon the exchange of the Class B common stock of HE Canada) will constitute approximately 17.76% of the total issued and outstanding shares of common stock of Healthy Extracts. For a period of 18 months following the Closing, Healthy Extracts will not issue any securities except in connection with raising capital without the consent of Hefter, which will result in a pro rata dilution of all Healthy Extracts securities outstanding at the time.

3.1.4Subsidiaries. Healthy Extracts has four wholly-owned subsidiaries, Bergamet NA, LLC, Ultimate Brain Nutrients, LLC, HE Gummy USA, Inc., and HE Canada.

3.1.5Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of organization, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law, or any other restriction of any kind to which Healthy Extracts or its Subsidiaries is a party or by which they or any of their properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription, or restriction on any property or asset (whether real, personal, mixed, tangible, or intangible), right, contract, agreement, or business of Healthy Extracts or its Subsidiaries; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Healthy Extracts or its Subsidiaries or any of their respective actions.

3.1.6Disputes and Litigation. (a) There are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting Healthy Extracts or its Subsidiaries or any of their properties, assets or business or to which they are a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign, or other governmental department, commission, board, bureau, agency or instrumentality); (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Healthy Extracts or its Subsidiaries or any of their properties, equipment, assets, or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment, or award by any court, arbitrator, or governmental body against or affecting Healthy Extracts or its Subsidiaries or any of their properties, assets, or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any officer or director of or its

Subsidiaries or any such person’s heirs, executors or administrators as against Healthy Extracts or its Subsidiaries.

3.1.7Absence of Certain Developments. Since January 1, 2026, no event, change, fact, condition or circumstance has occurred or arisen that has had or would reasonably be expected to have a Material Adverse Effect.

3.1.8Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Healthy Extracts.

ARTICLE 4

CLOSING AND DELIVERY OF DOCUMENTS

4.1Closing. The Closing (the “Closing”) shall take place on the Effective Date remotely at the offices of Clyde Snow & Sessions, 201 South Main Street, Suite 2200, Salt Lake City, Utah 84111, or at such other place, date and time as the Parties may agree in writing.

4.2Deliveries at Closing.

4.2.1At the Closing, the Shareholders shall deliver:

(a)Hefter shall deliver to Healthy Extracts an executed Exchange Agreement, the form of which is attached hereto as Exhibit J (the “Exchange Agreement”);

(b)to Healthy Extracts, an executed copy of this Agreement by the Shareholders; and

(c)to Healthy Extracts, an executed Irrevocable Stock Transfer Power, a copy of which is attached hereto as Exhibit E (the “Stock Power”) by each Shareholder.

4.2.2At the Closing, Healthy Extracts shall deliver:

(a)to Adli and the Shareholders, (i) an executed copy of this Agreement by Healthy Extracts, and (ii) an Officers Certificate, the form of which is attached hereto as Exhibit F and which will include the resolutions of the Board of Directors of Healthy Extracts approving the transactions contemplated by this Agreement (the “Healthy Extracts Officers Certificate”);

(b)to the Shareholders, the (i) Secured Note, (ii) Pledge and  Security Agreement, the form of which is attached hereto as Exhibit G (the “Security Agreement”), and (iii) within five (5) business days of the Closing, to each Shareholder, a share certificate representing their portion of the Healthy Extracts Shares in the amounts set forth in Exhibit B; and

(c)to Hefter, (i) the Hefter Note, (ii) Security Agreement, (iii) an executed Consulting Agreement, the form of which is attached hereto as Exhibit H (the “Consulting Agreement”), and (iv) an executed Exchange Agreement.

4.2.3At the Closing, Adli shall deliver:

(a)to Healthy Extracts, (i) an executed copy of this Agreement by Adli, (ii) an Officers Certificate, the form of which is attached hereto as Exhibit I and which will include the resolutions of the Board of Directors of Adli approving the transactions contemplated by this Agreement (the “Adli Officers Certificate”), and (iii) all of Adli’s books and records, including all financial and accounting records; and

(b)any cash in the Adli bank accounts in excess of the amount needed to pay off Adli’s loan from BDC will be transferred to Hefter to deliver to the Shareholders.

4.2.4With respect to the following two Adli loans:

(a)with respect to Adli’s outstanding loan from BDC, to the extent that such loan has not been completely repaid by Adli from pre-Closing cash in its bank accounts and post-Closing receivables for orders existing at the Closing, Healthy Extracts shall cause such loan to be fully repaid from Adli’s receipt of receivables subsequent to Closing; and

(b)with respect to Adli’s outstanding line of credit with RBC, Healthy Extracts shall pay off and close, or shall cause Adli to pay off and close, the RBC line of credit within five (5) days of Closing.

ARTICLE 5

CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1The obligations of Healthy Extracts and HE Canada to satisfy its obligations hereunder shall be subject to the fulfillment (or waiver by Healthy Extracts), at or prior to the Closings, of the following conditions:

(a)Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Sections 2.1 and 2.2 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Adli and the Shareholders shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(b)Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)Litigation. No suit, action, arbitration, or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Adli.

(d)Property Loss. No portion of Adli’s assets shall have been destroyed or damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed to Adli through the proceeds of applicable insurance or condemnation award.

(e)Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are: (1) necessary to enable Adli to continue operating its business shall have been obtained and be in full force and effect; and (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(f)No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Adli if this Agreement is consummated shall be pending.

5.1.2The obligations of Adli and the Shareholders to satisfy their obligations hereunder shall be subject to the fulfillment (or waiver by Adli and the Shareholders), at or prior to the Closing, of the following conditions:

(a)Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Section 3.1 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Healthy Extracts shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b)Consents. Any required consent to the transactions contemplated by this Agreement shall have been obtained or waived.

(c)Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the transactions contemplated hereby or which is likely to affect materially the value of Healthy Extracts.

(d)Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental or regulatory bodies which are: (1) necessary to enable Healthy Extracts to continue operating its business shall have been obtained and be in full force and effect; and (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained. Any notices to or consents of any party to any agreement or commitment constituting part of the transactions contemplated hereby, or otherwise required to consummate any such transactions, shall have been delivered or obtained.

(e)No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Adli if this Agreement is consummated shall be pending.

5.2Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated only by the written consent of all the Parties.

5.3Effect of Termination. If this Agreement is terminated pursuant to Section 5.2, unless otherwise agreed by the Parties this Agreement shall terminate without any liability or further obligation of any Party to another.

5.4Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6

COVENANTS, INDEMNIFICATION

6.1To induce Healthy Extracts and HE Canada to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Adli and the Shareholders covenant and agree as follows:

6.1.1 Notices and Approvals. Adli and the Shareholders agree: (a) to give all notices to third parties which may be necessary or deemed desirable by Healthy Extracts in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use their best efforts to obtain all federal and provincial governmental regulatory agency approvals, consents, permits, authorizations, and orders necessary or deemed reasonably desirable by Healthy Extracts in connection with this Agreement and the consummation of the transactions contemplated hereby; and (c) to use their best efforts to obtain all consents and authorizations of any other third parties necessary or deemed reasonably desirable by Healthy Extracts in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.2Indemnification.

6.2.1Indemnity of Healthy Extracts and HE Canada by Adli and Hefter. Adli and Hefter, jointly and severally, agree to indemnify, defend and hold Healthy Extracts and HE Canada harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by Adli or Hefter of any representation, warranty, covenant or agreement of Adli and Hefter contained in this Agreement or the schedules and exhibits hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.

6.2.2Indemnity of Healthy Extracts and HE Canada by the Shareholders. Each of the Shareholders, severally but not jointly, agrees to indemnify, defend and hold Healthy Extracts and HE Canada harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by such Shareholder of any representation, warranty, covenant or agreement of such Shareholder contained in this Agreement or the schedules and exhibits hereto.

6.2.3For purposes of this Section 6.2, the term “Losses” shall mean all damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence, or condition occasioning such Loss never occurred.

6.2.4Indemnity of Adli and the Shareholders. Healthy Extracts hereby agrees to indemnify, defend, and hold Adli and the Shareholders harmless from and against any and all Losses arising out of or resulting from the breach by Healthy Extracts of any representation, warranty, agreement, or covenant contained in this Agreement or the exhibits and schedules hereto.

6.2.5Certain Limitations. The indemnifications provided for in Section 6.2.1, 6.2.2 and 6.2.4 shall be subject to the following limitations:

(a)The representations and warranties of the Parties shall survive for two (2) years after the Closing Date, except the Fundamental Representations, which shall survive for the applicable statute of limitations period.

(b)No Party shall be required to indemnify any other Party or Parties pursuant to, and shall not have any liability under, Sections 6.2.1, 6.2.2, or 6.2.4 with respect to any Losses until the total of all such Losses exceeds Twenty Five Thousand Dollars ($25,000) (the “Deductible”), but thereafter the Party suffering Losses may recover the full amount of their claims from the first dollar of such Losses; provided, however, that the foregoing limitation shall not apply to: (i) any Loss related to any inaccuracy or breach of any Fundamental Representation; or (ii) any claim based on fraud. Notwithstanding anything in this Agreement to the contrary, in no event shall a Party’s liability for their indemnification obligations hereunder exceed the Purchase Price (and in the case of Shareholders, their pro-rata portion of the Purchase Price represented by the Secured Shareholder Note and the Healthy Extracts Shares); provided, however, that the foregoing limitation shall not apply to: (i) any Loss related to any inaccuracy or breach of any Fundamental Representation; or (ii) any claim based on fraud. No Shareholder will be liable for the fraud of another Shareholder.

(c)For purposes of computing the amount of any Loss incurred by a Party there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received (net of the costs of collection), by such Party or any of its Affiliates in connection with such Loss or any of the circumstances giving rise thereto; provided that if an insurance or other recovery is made by such Party or any of its Affiliates with respect to any Loss for which any such Person has been indemnified in full hereunder, then a refund equal to the aggregate amount of the amount which the indemnifying Party paid to the indemnified Party shall be made promptly to the indemnifying Party.

(d)For purposes of determining the amount of any Loss pursuant to this Article 6.2, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

6.2.6Indemnification Procedure.

(a)An indemnified Party shall notify the indemnifying Party of any claim of such indemnified Party for indemnification under this Agreement within thirty (30) days of the date on which such indemnified Party or an executive officer or representative of such indemnified Party first becomes aware of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying Party shall be given reasonable access to any documents or properties within the control of the indemnified Party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying Party within such thirty-day period shall not constitute a waiver of such claim but an indemnified Party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such Person to give such notice.

(b)In the event any indemnified Party is entitled to indemnification hereunder based upon a claim asserted by a third Party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnified Party shall promptly notify the indemnifying party thereof, in reasonable detail. The failure to so notify the indemnifying Party shall not constitute a waiver of such claim but an indemnified Party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such Person to give such notice. The indemnifying Party shall have the right (without prejudice to the right of any indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives notice of its intention to do so not later than twenty (20) days following notice thereof by the indemnifying Party or such shorter time period as required so that the interests of the indemnified Party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying Party and an indemnified Party and the indemnified Party shall have reasonably concluded that counsel selected by the indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying Party. If the indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified Party would be entitled to indemnification hereunder, then the indemnified Party shall be entitled to recover from the indemnifying Party, on a monthly basis, all of its attorneys’ reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified Party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(c)The indemnifying Party and the indemnified Party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified Party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (c).

6.3Piggyback Registration Rights. If Healthy Extracts, at any time, proposes to conduct an offering of its securities so as to register any of its securities under the Act, including under an S-1 Registration Statement or otherwise, Healthy Extracts will at such time give notice to the Shareholders of its intention to do so. If the offering being registered includes an underwriter, then subject to the approval of the underwriters, and upon the written request of any Shareholder, given within ten (10) days after receipt of any such notice, Healthy Extracts will use its best efforts to cause the Healthy Extracts Shares to be registered under the Act (with the securities which we are proposing to register).

6.4SEC Filings. Healthy Extracts will use its best efforts to file all required filings with the Commission on a timely basis and will use reasonable efforts to assist the Shareholders, upon request, with filings and actions necessary to remove the restrictive legend from the Healthy Extracts Shares.

ARTICLE 7

MISCELLANEOUS

7.1Expenses. Each Party hereto will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own brokers, financial consultants, accountants and counsel.

7.2Entire Agreement. This Agreement (including all exhibits and schedules attached hereto), and the Closing documents being executed herewith contain the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

7.3Assignment. None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other Person, except that (1) Healthy Extracts may assign all its rights and obligations hereunder to any of its subsidiaries, or subsidiaries of its parent, without any other Party’s consent, provided that Healthy Extracts shall remain liable for all such obligations to the extent not fulfilled by any such assignee(s), and (2) for the avoidance of doubt, the Shareholders may transfer their respective portions of the Healthy Extracts Shares to an Affiliate of such Shareholder, provided that they comply with all conditions set forth in Section 2.2.5 and 2.2.6 hereof.

7.4Press Releases. Healthy Extracts shall mutually approve any and all press releases issued by any Party hereto with respect to the transactions contemplated by this Agreement.

7.5Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by overnight express addressed or emailed (with receipt confirmed) as follows:

If to Healthy Extracts	Healthy Extracts Inc.
or HE Canada:	7375 Commercial Way, Suite 125
Henderson, NV 89011
Attn: Kevin “Duke” Pitts, President
Email: duke@bergametna.com

with a copy to:	Clyde Snow & Sessions, PC
201 S. Main Street, Suite 2200
Salt Lake City, UT 84111
Attn: Brian A. Lebrecht
Email: bal@clydesnow.com

If to Adli:	Adli Gummies Inc.
90A Alcorn Avenue
Toronto, Ontario M4V 1E4
Attn: Aaron Hefter
Email: aaron@imaraisbeauty.com

with a copy to:	Hall Webber LLP
359 Roselawn Avenue
Toronto, Ontario M4R 1G2
Attn: Lon J. Hall
Email: lon@hallwebber.com

or at such other address as a Party may designate by ten (10) days advance notice to the other Parties.

7.6Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Province of Ontario.

7.7Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE COURTS OF THE PROVINCE OF ONTARIO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.8Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.9Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.10Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

7.11Counterpart Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement. Signatures emailed in “.pdf” format will constitute original signatures.

7.12Litigation Expenses. If any Action, suit or proceeding is brought by a Party hereto with respect to a matter or matters covered by this Agreement, all costs and expenses of the prevailing Party incident to such proceeding, including reasonable attorney fees, will be paid by the other Party.

7.13Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated into this Agreement by reference.

7.14United States Currency. All amounts herein shall refer to United States Dollars and in immediately available funds.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

“Healthy Extracts”	“Adli”

Healthy Extracts Inc.,	Adli Gummies Inc.,
a Nevada corporation	an Ontario corporation

/s/ Kevin “Duke” Pitts	/s/ Aaron Hefter
By:Kevin “Duke” Pitts	By:Aaron Hefter
Its:President	Its:Chief Executive Officer

“HE Canada”
/s/ Donald Swanson
By:Donald Swanson
Its:Chief Executive Officer	Healthy Extracts Canada Inc.,
a British Columbia corporation

/s/ Kevin “Duke” Pitts
By:Kevin “Duke” Pitts
Its:President

[continued on next page]

“Shareholders”

/s/ Aaron Hefter	/s/ Ray Brown
Aaron Hefter	Ray Brown

/s/ Katie Pollack	/s/ Mina Kovinic
Katie Pollack	Mina Kovinic

Sommer Ray LLC	2220629 Alberta Ltd.

/s/ Sommer Ray	/s/ Brandon Vermeersch
By:Sommer Ray	By:Brandon Vermeersch
Its:	Its:

13911055 Canada Corp

/s/ Jocelyn Kelly
By:Jocelyn Kelly
Its:President

Schedules

2.1.1	Jurisdictions of Operation
2.1.2	Capitalization of Adli; Shareholder Agreements
2.1.5	Taxes
2.1.10	Leases
2.1.11	Liabilities
2.1.12	Financial Statements
2.1.13	Recent Developments
2.1.15(a)	Material Contracts
2.1.15(c)	Consents
2.1.16(a)	Adli Intellectual Property
2.1.17	Insurance Policies
2.1.18	Permits
2.1.19	Related Party Transactions
2.1.20	Employees
2.1.22	Benefit Plans
2.1.23	Financial Accounts

Schedules

Exhibit A

Definitions

For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business” means the production and marketing of plant-based supplements, including but not limited to those in gummy form.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“COVID-19” means the novel coronavirus first identified in 2019, which is also referred to as SARS-CoV-2.

“Fundamental Representations” means the representations and warranties set forth in Sections 2.1.1, 2.1.2, 2.1.3, 2.1.4, 2.1.5, 2.1.6, 2.1.7, 2.1.14, 2.1.16, 2.1.23, 2.2.1, 2.2.2, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.1.7, and 3.1.8.

“Government Entity” means individually, and “Government Entities” means collectively any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (ii) federal, provincial, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature; (iv) multi-national organization or body; or (v) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military, or Taxing Authority or power of any nature.

“Indebtedness” means, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable as a result of the consummation of the transactions contemplated hereby) of Adli consisting of or related to (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security (including a purchase money obligation), in each case, as of such date, (iii) liquidated obligations under leases that are required to be capitalized, (iv) Liabilities in respect of interest rate swaps, collars, caps and similar hedging obligations (provided that for purposes hereof, such Liabilities will be valued as the total cost of termination, including any payment, breakage, costs or other amounts payable upon termination thereof on the Closing Date), (v) obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingent payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent), (vi) off-balance sheet financing, including synthetic leases and project financing, (vii) amounts which are drawn on letters of credit as of such date, (viii) all Liabilities for underfunded employee pension benefit plans, (ix) the amount of any accrued bonuses, and (x) guarantees of any liability of a third party of the type described in the foregoing clauses (i) through (x).

“Insider” means (i) any officer, director, manager, member or shareholder of Adli, (ii) any individual related by blood, marriage, or adoption to any individual listed in clause (i) hereof, or (iii) any Person in which any individual listed in clauses (i) or (ii) hereof has a beneficial interest.

“Intellectual Property” means  any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from:  (i) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like); (ii) copyrights, mask works, and works of authorship; (iii) computer software and firmware, including data files, source code, object code and software-related specifications and documentation (collectively “Software”); (iv) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (v) trade secrets, Confidential Information, and know-how; (vi) domain names, phone numbers, and social media accounts and handles; (vii) data , databases, data compilations and all documentation relating to the foregoing; and (viii) any applications for or registrations of any of the foregoing.

“Knowledge” means the actual knowledge of Adli or Hefter after reasonable inquiry.

“Law” or “Laws” means any foreign, Canadian, or United States federal, state, provincial, or local law, statute, legislation, constitution, principle of common law, judicial decision, resolution, ordinance, code, judgment, order, decree, treaty, rule, regulation, ruling, determination, charge, direction, or other restriction of an arbitrator or Government Entity.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Adli, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, or any subordination arrangement in favor of another Person. Lien does not include statutory liens for Taxes that have not been billed or are not yet payable.

“Losses” means any claim, Liability, loss, damage, demand, action, cause of action, assessment, judgment, deficiency, cost, penalty, fine, Tax, Lien, or other expense (including, without limitation, reasonable attorney’s and accountant’s fees, costs, and expenses reasonably incurred in investigating, preparing, defending against, or prosecuting any litigation or claim, action, suit, proceeding, or demand), excluding all punitive damages other than those paid or awarded to a third party.

“Material Adverse Effect” means any event, change, circumstance, effect, or state of facts that, when considered individually or in the aggregate, is, or is likely to be, materially adverse to (i) the Business, financial condition, or results of operations of the affected Party, taken as a whole, or (ii) the ability of the affected Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Ordinary Course of Business” means the ordinary course of business of Adli consistent with past practice, including with regard to nature, frequency and magnitude.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Person” means any individual, corporation, trust, association, partnership, proprietorship, joint venture, or other entity.

“Related Party Transaction” means any transaction or series of transactions wherein Adli is contracting or transacting with any officer, director, manager, equity holder, member, or Affiliate of Adli or the Shareholders, any member of the immediate family of any of the Shareholders, or any Person directly or indirectly controlled by any of the foregoing.

“Subsidiary” or “Subsidiaries” means all corporations, limited liability companies, trusts, partnerships, associations, joint ventures, or other Persons, of which a company or any other Subsidiary of such company owns not less than twenty percent (20%) of the voting securities or other equity, or of which such company or any other Subsidiary of such company possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting equity interests, management contracts or otherwise.

“Tax” or “Taxes” means all taxes, assessments, duties, fees or levies, including all Canadian federal, provincial, local, non-Canadian or other income, gross receipts, ad valorem, value-added, franchise, profits, privilege, windfall profits, sales, use, transfer, registration, excise, utility, environmental, communications, real property, personal property, capital stock, license, payroll, wage, withholding, employment, unemployment, social security, severance, customs, escheat or unclaimed property liability, stamp, occupation, alternative or add-on minimum, estimated and other taxes, imputed underpayments, assessments, charges, duties, fees or levies of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Tax Return” means any return, information report, disclosure, statement, form, declaration, claim for refund, election, or similar filing in connection with the determination, assessment, collection, or imposition of any Tax or the administration of any Law relating to any Tax, including any schedules or attachments thereto and including any amendment thereof.

[end]

Exhibit B

Adli Shares

Name	No. of Adli Class A Shares	No. of Adli Class B Shares	Total Adli Shares	Secured Shareholder Note Amount	HE Canada and Healthy Extracts Shares (1)
Aaron Hefter	359,200,000	-0-	359,200,000	$452,779.16	2,159,520
Sommer Ray LLC	100,000,000	-0-	100,000,000	$126,052.10	601,202
2220629 Alberta Ltd.	-0-	10,000,000	10,000,000	$12,605.21	60,120
Ray Brown	-0-	15,000,000	15,000,000	$18,907.82	90,180
Katie Pollack	-0-	1,000,000	1,000,000	$1,260.52	6,012
Mina Kovinic	-0-	1,000,000	1,000,000	$1,260.52	6,012
13911055 Canada Corp	-0-	12,800,000	12,800,000	$16,134.67	76,954
Total	459,200,000	39,800,000	499,000,000	$629,000.00	3,000,000

(1)The shares to be issued to Aaron Hefter will be common shares of HE Canada, while the shares to be issued to the other Shareholders will be shares of common stock of Healthy Extracts.

Exhibit C

Secured Shareholder Note

(attached)

Exhibit D

Secured Hefter Note

(attached)

Exhibit E

Stock Power

(attached)

Exhibit F

Healthy Extracts Officers Certificate

(attached)

Exhibit G

Security Agreement

(attached)

Exhibit H

Consulting Agreement

(attached)

Exhibit I

Adli Officers Certificate

(attached)

Exhibit J

Exchange Agreement

(attached)